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                                                                      EXHIBIT 11



                                 POWERTEL, INC.
                         EARNINGS PER SHARE CALCULATION

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)


PRIMARY & FULLY DILUTED EARNINGS PER SHARE:


                                                               THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                     SEPTEMBER 30, 1997  SEPTEMBER 30, 1996  SEPTEMBER 30, 1997  SEPTEMBER 30, 1996
                                                     ------------------  ------------------  ------------------  ------------------
Net (loss) income before cumulative effect of change
     in accounting principle                         $          (45,896) $               59  $          (63,325) $             (860)
Cumulative effect of change in accounting principle                  --                  --                 --               (2,583)
                                                     ------------------  ------------------  ------------------  ------------------
Net loss                                             $          (45,896) $               59  $          (63,325) $           (3,443)
                                                     ==================  ==================  ==================  ==================


Weighted average shares outstanding                              26,846              26,809              26,824              24,513
Common stock equivalents outstanding(a)                              --                 657                  --                  --
                                                     ==================  ==================  ==================  ==================
                                                                 26,846              27,466              26,824              24,513
                                                     ==================  ==================  ==================  ==================


PER SHARE DATA:
Net (loss) income before cumulative effect of change
     in accounting principle                         $            (1.71) $               --  $            (2.36) $            (0.03)
Cumulative effect of change in accounting principle                  --                  --                  --               (0.11)
                                                     ------------------  ------------------  ------------------  ------------------
Net loss                                             $            (1.71) $               --  $            (2.36) $            (0.14)
                                                     ==================  ==================  ==================  ==================




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(a)  Excludes 13,284 common stock equivalents (as calculated under the treasury stock method) for the three months ended September 30, 1997 and 11,042 and 990 common stock equivalents for the nine months ended September 30, 1997 and 1996, respectively, as inclusion of such equivalents would have an anti-dilutive effect on earnings per share for those periods.